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                                                                    EXHIBIT 99.1


                            (RENAL CARE GROUP LOGO)

                            N e w s   R e l e a s e


CONTACT:    R. DIRK ALLISON
            CHIEF FINANCIAL OFFICER
            615-345-5500



                     RENAL CARE GROUP NAMES GARY A. BRUKARDT
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

                      -------------------------------------

                  WILLIAM P. JOHNSTON TO BE EXECUTIVE CHAIRMAN

Nashville, Tennessee (April 29, 2003)-- Renal Care Group, Inc. (NYSE: RCI) announced today that its Board of Directors has elected Gary A. Brukardt president and chief executive officer of the company effective immediately. Mr. Brukardt replaces Sam Brooks, who was chief executive officer and president of Renal Care Group until his death on March 20, 2003. Mr. Brukardt has served as executive vice president and chief operating officer of Renal Care Group since shortly after the company was founded in 1996.

         In addition, Renal Care Group announced that William P. Johnston, who was named non-executive chairman following Mr. Brooks' death, would become the company's full-time executive chairman of the Board. In that role, Mr. Johnston will focus on strategic issues for Renal Care Group and will assist the Board in efficiently and effectively providing oversight of management in its continuing efforts to act in the long-term best interests of the company and its shareholders.

         Commenting on the election of Mr. Brukardt as president and chief executive officer, Mr. Johnston said, "The Board's selection of Gary Brukardt to be the next CEO of Renal Care Group makes absolute sense. As Renal Care Group's chief operating officer, he knows the company's operations inside and out and has earned the confidence and trust of our affiliated physicians and associates. As our chief operating officer, Mr. Brukardt has been responsible for delivering high-quality patient care and improving earnings for our shareholders on a daily basis, all while instilling the company's mission and values throughout our operations. The Board engaged in a rigorous process in selecting Mr. Brukardt, and I feel we have made an excellent choice. I look forward to working with Gary as we move into Renal Care Group's next phase of growth."

         Harry R. Jacobson, M.D., chairman of the Nominating and Governance Committee of Renal Care Group's Board of Directors and Vice Chancellor for Health Affairs of Vanderbilt University Medical Center, added, "No one knows Renal Care Group and the dialysis services industry better than Gary Brukardt. As chief operating officer for the last seven years, he has been at the point in leading this company's fine performance. His election as president and CEO not only provides consistency, but also keeps a great management team together."


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RCI Names Gary Brukardt President and Chief Executive Officer
Page 2
April 29, 2003


         Mr. Brukardt has served as executive vice president and chief operating officer of Renal Care Group since 1996. From 1991 through 1996, Mr. Brukardt was executive vice president of Baptist Health Care Affiliates in Nashville, Tennessee, where he was responsible for the development and operation of physician practice management organizations and the management of four rural hospitals and 22 outpatient facilities. In addition, from 1991 to 1996, Mr. Brukardt served as chairman and president of HealthNet Management, Inc., a managed care company. Mr. Brukardt has more than 30 years of experience in health care management, including working with multi- and single-site hospital systems and VHA, a national health care services organization that provides a variety of services to more than 1,200 hospitals. Mr. Brukardt received his BA at the University of Wisconsin at Oshkosh and his MBA in International Management from the American Graduate School of International Management.

         Mr. Brukardt said, "I am honored that the Board has confidence in my ability and has chosen me to be Renal Care Group's second chief executive officer and president. Mr. Brooks built a great management team at Renal Care Group that is focused on our mission of delivering optimal care for our patients and superior results for our shareholders. I am committed to pursuing this mission and to carrying his vision and values forward. I am eager to work with our more than 6,500 associates, our senior management and affiliated physicians to achieve even greater clinical and financial results for our patients and shareholders. I am also very eager to work with Will Johnston more closely. I think he and I will complement each other well as we focus on delivering increased value to Renal Care Group's shareholders."

         Renal Care Group, Inc. is a specialized dialysis services company that provides care to patients with kidney disease. The company currently treats over 20,600 patients at more than 260 owned outpatient dialysis facilities, in addition to providing acute dialysis services at approximately 120 hospitals. Over 6,500 associates provide services across the company's 27-state network.

         Certain statements in this press release, particularly those of Mr. Johnston and Mr. Brukardt and those concerning the future operations and focus of the company and the role of the executive chairman in the company, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are usually preceded by words like expect, plan, intend, will and the like. These forward-looking statements reflect management's expectations and are based upon currently available information. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Renal Care Group to differ materially from those expressed in or implied by the forward-looking statements, including risks related to: dependence on executive officers; compliance with health care and other applicable laws; the integration of acquired companies; changes in the Medicare and Medicaid programs; risks related to the drug Epogen (EPO); payment reductions by private insurers, hospitals or managed care organizations; and changes in the health care delivery, financing or reimbursement systems. These and other factors affecting the company are discussed in more detail in Renal Care Group's reports filed with the Securities and Exchange Commission, including without limitation Renal Care Group's annual report on Form 10-K for the year ended December 31, 2002. Copies of these filings are available from Renal Care Group upon request.


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